EXHIBIT 4.11


                                 AMENDMENT NO. 3
                                       TO
                          CONSULTING SERVICES AGREEMENT

      THIS THIRD AMENDMENT TO CONSULTING SERVICES AGREEMENT, dated March 15, 2004 (the "Third Amendment"), is by and between Bartholomew International Investments Limited, Inc. (the "Consultant"), and Reality Wireless Networks, Inc., a Nevada corporation (the "Client").

                                    RECITALS

      A. The Consultant and the Client entered into a Consulting Services Agreement dated July 5, 2003, a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

      B. The Consultant and the Client entered into an Amendment No. 1 to Consulting Services Agreement dated September 25, 2003, a copy of which is attached hereto as Exhibit B (the "First Amendment"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

      C. The Consultant and the Client entered into an Amendment No. 2 to Consulting Services Agreement dated November 25, 2003, a copy of which is attached hereto as Exhibit C (the "Second Amendment"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

      D. Client and Consultant wish to amend Section 2 of the Agreement to provide for additional consideration in exchange for additional consulting services.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 2 of the Agreement shall be deleted in its entirety and is hereby amended to read as follows:

"2.   Consideration.

      Client agrees to pay Consultant, as his fee and as consideration for services provided, Three Million (3,000,000) shares of common stock of the Client. By amendment dated September 25, 2003, Client agrees to pay Consultant an additional Two Million (2,000,000) shares of common stock of the Client. By amendment dated November 25, 2003, Client agrees to pay Consultant an additional Ten Million (10,000,000) shares of common stock of the Client. By amendment dated March 15, 2004, Client agrees to pay Consultant an additional Fifteen
Million (15,000,000) shares of common stock of the Client. Shares issued pursuant to this Third Amendment shall be issued to Darla Sapone, the natural person performing the consulting services for Client through Consultant.


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      Transfer Restrictions.

      All certificates representing such shares shall be subject to such stock transfer orders, legends and other restrictions as Client may deem necessary or advisable.

      Representations and Warranties of Consultant to Client.

      Consultant hereby represents and warrants to Client that the services to be provided by Consultant will not be in connection with the offer or sale of securities in a capital-raising transaction, and will not directly or indirectly promote or maintain a market for Client's securities.

      (C) Issuance of Securities to Natural Persons.

      Consultant hereby acknowledges, agrees and understands that the shares of common stock of the Client issued and registered on Form S-8 in connection with this Agreement shall be issued to the natural person performing the Services for Client, Consultant Employee, and not Consultant."

EXECUTED on the date first set forth above.


                          CLIENT:

                          REALITY WIRELESS NETWORKS, INC.




                          By:
                              -------------------------------
                          Steve Carea-a - CEO




                          CONSULTANT:

                          Bartholomew International Investments Limited, Inc.



                          By:
                              -------------------------------
                          Name: Darla Sapone
                          Its: Secretary




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